EXHIBIT 10.2
HAWKINS, INC.
EXECUTIVE SEVERANCE PLAN
(As Amended and Restated Effective July 31, 2024)
Hawkins, Inc. originally established this Hawkins, Inc. Executive Severance Plan (the “Plan”) effective as of August 2, 2011 (the “Effective Date”). The Plan is amended and restated in its entirety as set forth herein, effective as of July 31, 2024 (the “Restatement Date”).
The purpose of this Plan is to provide certain executive employees of Hawkins with severance benefits in the event that the executive’s employment is involuntarily terminated under circumstances entitling the executive to such benefits.
The Plan is intended to be an unfunded plan for a select group of management or highly compensated employees that is intended to qualify for the exemptions provided in sections 201, 301 and 401 of ERISA, and for the alternative reporting method provided in DOL Reg. § 2520.104-23.
The Plan shall continue until such time as it is amended or terminated.
ARTICLE 1
DEFINITIONS
1.1“Affiliate” means any entity with which Hawkins would be considered a single employer under Code § 414(b) or 414(c).
1.2“Base Salary” means the Covered Executive’s annualized rate of base salary as paid on each regularly scheduled payday for the Covered Executive’s regular work schedule as of his or her Date of Termination; provided, however, that if such rate is reduced during the 90-day period preceding the Covered Executive’s Date of Termination, the Covered Executive’s annualized rate of base salary shall be based upon the highest rate in effect for the Covered Executive during such 90-day period.
1.3“Beneficial Owner” and “Beneficial Ownership” have the same meaning as in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or any successor rule thereto).
1.4“Board” means the Board of Directors of Hawkins.

1.5“Cause” means:
a.the Covered Executive’s willful and material failure or refusal during his or her employment to carry out any reasonable directive of the Board;
b.any willful and material failure by the Covered Executive during his or her employment to comply with any material policy, rule or code of conduct generally applicable to employees of Hawkins or to management employees of Hawkins, which failure is materially and demonstratively injurious to the financial condition or business reputation of Hawkins;
c.the Covered Executive’s embezzlement or misappropriation of funds of Hawkins or any other willful act or omission by the Covered Executive which is materially injurious to the financial condition or business reputation of Hawkins; or
d.the Covered Executive’s conviction or confession of an act or acts constituting a felony under the laws of the United States or any state thereof related to the business of Hawkins or which is materially injurious to the financial condition or business reputation of Hawkins.
1.6“Change in Control” means the occurrence of any of the following events:
a.the consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the persons who were the Beneficial Owners of Voting Securities of Hawkins immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities (or comparable equity interests) of the surviving or acquiring entity (or its parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership of Voting Securities of Hawkins immediately prior to such Corporate Transaction; or
b.any person or group, other than (i) one or more subsidiaries of Hawkins, or (ii) any employee benefit plan (or related trust) sponsored or maintained by Hawkins or any Affiliate, becomes the Beneficial Owner of equity securities of Hawkins representing more than 50% of the combined voting power of the then outstanding Voting Securities of Hawkins, except that (A) any acquisition of equity securities of Hawkins directly from Hawkins for the purpose of providing financing to Hawkins, any formation of a group consisting solely of Beneficial Owners of Voting Securities of Hawkins as of the Effective Date, or any repurchase or other acquisition by Hawkins of its equity securities that causes any person to become the beneficial owner of more than 50% of the combined voting power of the Voting Securities of Hawkins, will not be considered a Change in Control unless and until, in either case, such person acquires Beneficial Ownership of additional Voting Securities of Hawkins after the person initially became the Beneficial Owner of more than 50% of the combined voting power of the Voting Securities of Hawkins by one of the means described in this clause (A); and (B) a Change in Control will occur if a person or group becomes the Beneficial Owner of more than 50% of Voting Securities of Hawkins as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection (a) of this section; or
c.individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.
1.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.8“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

1.9“Committee” means the Compensation Committee of the Board or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.
1.10“Continuing Director” means an individual (a) who is, as of the Effective Date, a director of Hawkins, or (b) who becomes a director of Hawkins after the Effective Date and whose initial election, or nomination for election by Hawkins’ stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
1.11“Corporate Transaction” means a dissolution or liquidation of Hawkins, a sale of substantially all of the assets of Hawkins, a merger or consolidation of Hawkins with or into any other corporation, regardless of whether Hawkins is the surviving corporation, or a statutory share exchange involving capital stock of Hawkins.
1.12“Covered Executive” means any Employee who is specifically designated by the Committee to participate in the Plan.
1.13“Date of Termination” means the effective date of a Termination of Employment.
1.14“Deferred Compensation Plan” means the Hawkins, Inc. Deferred Compensation Plan.
1.15“Disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Covered Executive to be unable to perform the duties of the Covered Executive’s position of employment or any substantially similar position of employment.
1.16“Effective Date” means the effective date of this Plan, which is August 2, 2011.
1.17“Employee” means any common-law employee of Hawkins or an Affiliate (while it is an Affiliate).
1.18“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance issued.
1.19“Good Reason” means any of the following conditions arising without the consent of the Covered Executive:
a.a material decrease in the Covered Executive’s base compensation;
b.a material diminution in the Covered Executive’s authority, duties, or responsibilities;
c.relocation of Covered Executive’s principal office more than 50 miles from its current location; or
d.any other action or inaction that constitutes a material breach by Hawkins of any terms or conditions of any agreement between Hawkins and the Covered Executive, which breach has not been caused by the Covered Executive.
1.20“Hawkins” means Hawkins, Inc., a Minnesota corporation, or any successor to all or substantially all of its businesses by merger, consolidation, purchase of assets or otherwise.
1.21“Plan Year” has the meaning given to such term in the Profit Sharing Plan.
1.22“Profit Sharing Plan” means the Hawkins, Inc. Profit Sharing Plan.

1.23“Release” means a written agreement and release of claims in a form furnished by Hawkins. In such release, the Covered Executive will be asked to release Hawkins and its directors, officer, employees and agents from any and all claims the Covered Executive may have against them, including but not limited to any contract, tort, or wage and hour claims, and any claims under Title VII, the ADEA, the ADA, ERISA, and other federal, state, local or foreign laws. Under the Release, the Covered Executive must also agree not to solicit business similar to any business offered by Hawkins from any Hawkins customer, not to advise any entity to cancel or limit its business with Hawkins, not to recruit, solicit or encourage any employee to leave their employment with Hawkins, not to disclose any of Hawkins’ trade secrets or confidential information, and not to disparage Hawkins or its employees in any way. These obligations are in addition to any other non-solicitation, noncompete, nondisclosure, or confidentiality agreements the Covered Executive may have executed while employed by Hawkins. The Release shall not diminish or terminate the Covered Executive’s rights under this Plan.
1.24“Restatement Date” means the effective date of the amendment and restatement of this Plan, which is July 31, 2024.
1.25“Salary Continuation Period” means the relevant period (which shall depend upon the Covered Executive’s Tier on his or her Date of Termination and whether the Covered Executive’s Termination of Employment is a Termination Due to a Change in Control) as described in Appendix A for determining the Severance Benefits payable to a Covered Executive.
1.26“Separation Pay Plan Amount” means an amount payable pursuant to an arrangement that constitutes a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii) (or a successor rule thereto), and which, with respect to a Covered Executive, shall be equal to two times the lesser of (a) the maximum amount that may be taken into account under a qualified pension plan under Code § 401(a)(17) for the year in which the Date of Termination occurs; or (b) the Covered Executive’s annualized compensation for the calendar year prior to the calendar year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Covered Executive had not separated from service).
1.27“Severance Benefits” means the benefits payable under this Plan as described in Article 3.
1.28“Target Annual Bonus” means the target annual bonus established under Hawkins’ annual incentive bonus program and approved by the Committee, as applicable, for the fiscal year in which the Covered Executive’s Date of Termination occurs, or if such target annual bonus has not been established for such fiscal year by the Covered Executive’s Date of Termination, the target annual bonus for the prior fiscal year.
1.29“Termination Due to Change in Control” means a Termination for Good Reason or a Termination Without Cause that occurs during the 30-day period preceding or the two-year period commencing upon the occurrence of a Change in Control.
1.30“Termination for Good Reason” means a Termination of Employment by the Covered Executive for Good Reason; provided, however, that a Termination of Employment shall not be considered to be a Termination for Good Reason unless the following conditions are satisfied:
a.The Covered Executive has first given written notice to Hawkins of the existence of a condition constituting “Good Reason” as described in Sec. 1.19 within 90 days of its first occurrence, and Hawkins has failed to remedy the condition within 30 days thereafter.
b.The Termination of Employment occurs not later than the expiration of the two-year period following the initial existence of a condition constituting “Good Reason” as described in Sec. 1.19.

1.31“Termination of Employment” means a termination of a Covered Executive’s employment with Hawkins and its Affiliates, whether by action of the Covered Executive or by Hawkins or an Affiliate, provided that such Termination of Employment also constitutes a “separation from service” under Code § 409A and the regulations thereunder.
1.32“Termination Without Cause” means a Termination of Employment for any reason other than Cause or the Covered Executive’s death or Disability.
1.33“Voting Securities” means, with respect to any company, the company’s outstanding securities entitled to vote generally in the election of directors.

ARTICLE 2
ELIGIBILITY
2.1Eligibility. An Employee shall be entitled to participate in, and shall become a Covered Executive under, the Plan upon his or her selection by the Committee for participation in the Plan. Hawkins shall advise each Covered Executive who is selected for participation in the Plan of his or her participation in the Plan.
2.2Tiers. Each Covered Executive shall be assigned a Tier by the Committee for purposes of determining the Covered Executive’s entitlement to certain Severance Benefits under this Plan. However, unless the Committee makes a different assignment, the Chief Executive Officer is assigned to Tier 1. Notwithstanding the foregoing, if the Covered Executive was assigned to a higher Tier during the 90-day period immediately preceding the Covered Executive’s Date of Termination, the Covered Executive shall be deemed to be assigned to such higher Tier for purposes of determining the Covered Executive’s Severance Benefits under this Plan.
2.3Condition to Receiving Benefits. As a condition precedent to receiving Severance Benefits under the Plan, a Covered Executive must complete, execute and return to Hawkins, not later than 50 days following the Covered Executive’s Date of Termination, a Release which has not been rescinded by the Covered Executive prior to the expiration of all applicable rescission period(s). Such Release shall be furnished to the Covered Executive within five days after the Covered Executive’s Date of Termination.

ARTICLE 3
SEVERANCE BENEFITS
3.1 Termination Without Cause Not In Connection with a Change In Control. In the event of the Covered Executive’s Termination Without Cause which is not a Termination Due to Change in Control, the Covered Executive shall be entitled to the Severance Benefits described in this Sec. 3.1. For purposes of determining a Covered Executive’s Severance Benefits under this Sec. 3.1, the Salary Continuation Period for a Covered Executive shall be the relevant period described in Appendix A.
a.Base Salary. Hawkins shall pay the Covered Executive his or her Base Salary for the Salary Continuation Period. Such Base Salary shall be paid in equal installments over the Salary Continuation Period in accordance with Hawkins’ standard payroll practices. Notwithstanding the foregoing, the following conditions and limitations on the payment of Base Salary shall apply:
i.It is intended that all or a portion of the amounts payable during the six-month period following the Date of Termination will constitute separation pay due to involuntary separation from service under Treas. Reg. § 1.409A-1(b)(9)(iii). Accordingly, the amounts in excess of the Separation Pay Plan Amount that would otherwise have been payable during such six-month period shall be accumulated and paid (without interest) to the Covered Executive in a lump sum on the first day of the seventh month following the Date of Termination (subject to satisfaction of the conditions described in Sec. 2.3 by such date).
ii. Any installment payment(s) of Base Salary that otherwise would have been paid during such six-month period to the Covered Executive pursuant to this subsection, but solely for the fact that the conditions described in Sec. 2.3 have not yet been satisfied, shall be accumulated and paid (without interest) to the Covered Executive in a lump sum upon the first regularly scheduled payroll date following the satisfaction of such conditions.
b.Medical and Dental. Hawkins shall reimburse the Covered Executive for the amount of the employer portion of his or her premium payments for COBRA continuation coverage for medical and dental benefits for the Salary Continuation Period, or, if shorter, the 18-month period following the Date of Termination, if the Covered Executive qualifies for and elects that coverage for such period. Notwithstanding the foregoing, however, Hawkins’ obligation to make any payment or further payment pursuant to this subsection will cease on the date the Covered Executive becomes covered by another group health plan that does not impose pre-existing condition limitations on the Covered Executive’s coverage. Nothing in this subsection shall be construed to extend the period for which COBRA continuation coverage must be provided to the Covered Executive or the Covered Executive’s dependents beyond that mandated by law. Such payments are intended to be medical reimbursements exempt from Code § 409A pursuant to Treas. Reg. § 1.409A-1(b)(9)(v)(B).
c.Outplacement Costs. Hawkins shall engage and pay on behalf of the Covered Executive, the reasonable costs of outplacement services for the twelve-month period following the Date of Termination. The payments under this subsection are intended to be exempt from Code § 409A pursuant to Treas. Reg. § 1.409A-1(b)(9)(v)(A). Accordingly, the costs of such outplacement services shall not be incurred beyond the last day of the second calendar year following the calendar year in which the Covered Executive's Date of Termination falls, and Hawkins’ payment shall be made before the end of the third calendar year following the calendar year in which the Covered Executive’s Date of Termination for the Salary Continuation Period.

3.2Termination Due to Change in Control. In the event of a Covered Executive’s Termination for Good Reason or Termination Without Cause that is also a Termination Due to Change in Control:
a.The Covered Executive shall be entitled to the Severance Benefits described in Sec. 3.1, except that:
i.for purposes of determining the Covered Executive’s Severance Benefits under this Sec. 3.2, the Salary Continuation Period shall be the Salary Continuation Period for a Termination Due to Change in Control described in Appendix A.
ii.the amounts payable during the six-month period described in Sec. 3.1(a)(i) that constitute separation pay due to involuntary separation from service under Treas. Reg. § 1.409A-1(b)(9)(iii) shall be paid as soon as administratively practicable following the Date of Termination (subject to satisfaction of the conditions described in Sec. 2.3 by such date).
iii.if the Change in Control constitutes a change in ownership of a corporation under Treas. Reg. § 1.409A-3(i)(5)(v), a change in the effective control of a corporation under Treas. Reg. § 1.409A-3(i)(5)(vi), or a change in the ownership of a substantial portion of a corporation’s assets as defined in Treas. Reg. § 1.409A-3(i)(5)(vii), the Base Salary installment payments that would otherwise be payable for the remainder of the Salary Continuation Period following the period described in Sec. 3.1(a)(i) shall instead be paid in a lump sum on the first day of the seventh month following the Date of Termination (subject to satisfaction of the conditions described in Sec. 2.3 by such date).
b.The Covered Executive shall be entitled to the following additional Severance Benefits:
i.Bonus. The Covered Executive shall be entitled to receive an amount equal to one-twelfth (1/12) of his or her Target Annual Bonus multiplied by the number of months in the Salary Continuation Period for a Termination Due to a Change in Control described in Appendix A. Such payment shall be made in a lump sum as soon as administratively practicable after the expiration of all rescission period(s) described in Sec. 2.3, but in any event not later than two and half months following the end of the year in which the Date of Termination occurs. Such amount is intended to be a short-term deferral pursuant to Treas. Reg. § 1.409A-1(b)(4).

ii.Profit Sharing Plan. The Covered Executive shall be entitled to receive an amount intended to provide a benefit equal to the additional benefit that the Executive would have received under the Profit Sharing Plan if such Covered Executive (x) had remained employed by Hawkins for the entire Salary Continuation Period and (y) had been entitled to Employer Contributions (as defined in the Profit Sharing Plan) under the Profit Sharing Plan for the Salary Continuation Period.
The amount of such payment shall equal the additional Discretionary Employer Profit Sharing Contribution (as defined in the Profit Sharing Plan) that the Covered Executive would have received for the Salary Continuation period if his/her Compensation had continued at the same rate as in effect immediately prior to his/her Termination of Employment and the rate of the Discretionary Employer Profit Sharing Contribution had been the same rate as in effect for the most recent Plan Year ending prior to the Termination of Employment, plus if, on the Date of Termination, the Profit Sharing Plan permits 401(k) Contributions, such Employer Matching Contributions the Covered Executive would have received for the Salary Continuation Period if he/she had made 401(k) Contributions at least at the rate that would have entitled him/her to the maximum Employer Matching Contributions permitted under the Plan.
Such payment shall be made in a lump sum as soon as administratively practicable after the expiration of all rescission period(s) described in Sec. 2.3, but in any event not later than two and half months following the end of the year in which the Date of Termination occurs. Such amount is intended to be a short-term deferral pursuant to Treas. Reg. § 1.409A-1(b)(4).
iii.Deferred Compensation Plan. To the extent that a Covered Executive is eligible for and participating in the Deferred Compensation Plan, the Covered Executive shall be entitled to receive an amount equal to the additional benefit that the Covered Executive would have received under the Deferred Compensation Plan if such Covered Executive (x) had remained employed by Hawkins for the entire Salary Continuation Period and (y) had been entitled to Company Credits (as defined in the Deferred Compensation Plan) under the Deferred Compensation Plan for the Salary Continuation Period.
The amount of such payment shall equal the value of the Company Credits that the Covered Executive would have received for the Salary Continuation Period.
Such payment, if any, shall be made in a lump sum as soon as administratively practicable after the expiration of all recession period(s) described in Sec. 2.3, but in any event not later than two and half months following the end of the year in which the Date of Termination occurs. Such amount is intended to be a short-term deferral pursuant to Treas. Reg. § 1.409A-1(b)(4). For the avoidance of doubt, this Sec. 3.2(b)(iii) shall in no way change the timing of distributions under the Deferred Compensation Plan.
3.3Clawback. Any payment of a Severance Benefit hereunder shall be subject to, and recoverable by, Hawkins under Hawkins’ clawback policy in effect from time to time; provided, however, that for any attempted recovery from and after a Change in Control, such clawback policy shall have been in effect prior to the Change in Control except as such policy has been modified to conform to applicable law or regulation.

ARTICLE 4
PLAN ADMINISTRATION
4.1General. The Plan is administered by the Committee. The principal duty of the Committee is to administer the Plan in a consistent and non-discriminatory manner in accordance with its terms. The Committee shall have full power, as provided herein, to administer the Plan in all of its details.
4.1Power and Authority. The Committee’s powers shall include, but shall not be limited to, the following, in addition to all other powers provided by this Plan:
a.to make, enforce, amend or rescind such rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or proper for the efficient administration of the Plan;
b.to interpret the Plan and its terms, with the Committee’s interpretations thereof to be final and conclusive on all persons claiming benefits under the Plan;
c.to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems necessary or advisable;
d.to decide all questions concerning the Plan and the eligibility of any person to participate in, and to receive benefits provided under, the Plan;
e.to authorize the payment of benefits; and
f.to appoint such agents, counsel, accountants, consultants, and actuaries as may be required to assist in administering the Plan.
Notwithstanding the foregoing, during the two-year period following a Change in Control, the Committee shall not have the authority to exercise discretion with respect to any aspect of the Committee’s powers and duties and any other aspect of the Plan’s administration, including the benefits enumerated in Article 3, with the exception of making benefits changes beneficial, but not less favorable, to the Covered Executive, and the review of benefit claims under Article 5.
4.3Payment. Hawkins shall make payments of Severance Benefits from its general assets to Covered Executives in accordance with the terms of the Plan.

ARTICLE 5
CLAIMS PROCEDURE
5.1Claims. All claims for benefits shall be filed in writing with the Committee. Each such claim must be filed by the Covered Executive, or his or her duly authorized representative, within 90 days following the Covered Executive’s Termination of Employment.
5.2 Determination of Claims. The Committee shall decide all claims for benefits under the Plan within 30 days after receipt of the claim. Any denial by the Committee of a claim for benefits shall be stated in writing and shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for denial, specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and the procedure for the appeal of such denial and a statement of the claimant’s right to bring an action under ERISA § 502(a) following an adverse benefit determination on appeal. In addition, the Committee shall afford a reasonable opportunity to any claimant whose claim for benefits has been denied a review of the decision denying the claim.
5.3 Appeals. A claimant (or his or her duly authorized representative) may, upon written request to the Committee within 30 days of receiving a denial of his claim for benefits, (a) request a review of the denial, (b) review pertinent documents, and (c) submit issues and comments in writing to the Committee. A decision by the Committee shall be made promptly and shall not ordinarily be made later than 30 days after receipt of a request for review. The Committee’s decision on review shall be in writing, shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based, and shall contain a statement of the claimant’s right to bring a civil action under ERISA § 502(a). If the decision on review is not furnished within the applicable time described in this section, the claim shall be deemed denied on review.

ARTICLE 6
MISCELLANEOUS
6.1Amendment and Termination. Notwithstanding the foregoing, the Plan may not be amended in any manner that adversely affects any Covered Executive unless such Covered Executive expressly consents to such amendment in writing. In the event of a Change in Control and for a period of two years thereafter, the Plan may not be amended, suspended or discontinued in any manner except to comply with applicable changes in the law, to prevent adverse tax consequences to a Covered Executive, or to make benefits more favorable to a Covered Executive.
6.2Limitation of Covered Executive’s Rights. Nothing in this Plan shall be construed as conferring upon the Covered Executive any right to continue in the employment of Hawkins, nor shall it interfere with the rights of Hawkins to terminate the employment of the Covered Executive and/or to take any personnel action affecting the Covered Executive without regard to the effect which such action may have upon the Covered Executive as a recipient or prospective recipient of benefits under this Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to the Covered Executive for the purposes of computing benefits to which the Covered Executive may be entitled under any other arrangement established by Hawkins for the benefit of its employees.
6.3Application of Section 4999 to Severance Benefits.
a.Excise Tax Adjustment to Severance Benefits. Notwithstanding any other provisions of this Plan, in the event that any payment or benefit received or to be received by a Covered Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to an excise tax under Code § 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code § 280G in such other plan, arrangement or agreement, the payments under this Plan that do not constitute deferred compensation within the meaning of Code § 409A shall first be reduced, and all other payments that do constitute deferred compensation within the meaning of Code § 409A shall thereafter be reduced (beginning with those payments last to be paid), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Covered Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). In no event shall the Covered Executive have the discretion to determine the order in which payments under this Plan shall be reduced in accordance with the preceding sentence.

b.Excise Tax Determination. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Covered Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code § 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Covered Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, Hawkins’ independent auditor, does not constitute a “parachute payment” within the meaning of Code § 280G(b)(2) (including by reason of Code § 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Code § 280G(b)(4)(B), in excess of the Covered Executive’s “base amount” allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Code §§ 280G(d)(3) and (4). For purposes of this Sec. 6.3, (i) the Covered Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Covered Executive’s residence in the calendar year in which the applicable Total Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (ii) except to the extent that the Covered Executive otherwise notifies Hawkins, the Covered Executive shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.
c.Payments Calculation Notice. At the time that payments are made under this Plan, Hawkins shall provide the Covered Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice Hawkins has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Covered Executive objects to Hawkins’ calculations, Hawkins shall pay to the Covered Executive such portion of the Total Payments (up to 100% thereof) as the Covered Executive determines is necessary to result in the proper application of subsection (a) of this Sec. 6.3.
6.4Legal Fees and Expenses. Hawkins shall pay to the Covered Executive all legal fees and expenses incurred by the Covered Executive in disputing in good faith any issue hereunder relating to the termination of the Covered Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Plan, or in connection with any tax audit or proceeding to the extent attributable to the application of Code § 4999 to any payment or benefit provided hereunder. Such payments shall be made within ten business days after delivery of the Covered Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as Hawkins reasonably may require, subject to the limits of Sec. 6.9. If Hawkins shall have reimbursed the Covered Executive for legal fees and expenses and it is later determined that the Covered Executive was not acting in good faith, all amounts paid on behalf of, or reimbursed to, the Covered Executive shall be promptly refunded to Hawkins.

6.5Right of Offset. Hawkins reserves the right to withhold and set off from any payments to a Covered Executive any amount owed to Hawkins or an Affiliate by the Covered Executive, whether such obligation is matured or unmatured and however arising, at the time of (and with priority over) any such distribution or payment to the extent that the retention or exercise of such right does not have adverse tax consequences to the Covered Executive under Code § 409A (for clarity, this offset right is against amounts then due and payable and is not intended to accelerate payment of any amount). Hawkins further reserves the right to withhold and set off from the Covered Executive’s accrued benefit under the Plan (even if a payment is not then due and payable) any amount owed to Hawkins or an Affiliate by the Covered Executive, as satisfaction of such obligation of the Covered Executive, where such obligation is incurred in the ordinary course of the service relationship between the Covered Executive and Hawkins or the Affiliate, the entire amount of reduction in any of Hawkins’ or the Affiliate’s taxable years does not exceed five thousand dollars ($5,000), and the reduction is made at the same time and in the same amount as the obligation otherwise would have been due and collected from the Covered Executive.
6.6Nonalienation of Benefits. Except as expressly provided herein, the Covered Executive shall not have the power or right to transfer, alienate or otherwise encumber his or her interest under the Plan. Hawkins’ obligations under the Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of Hawkins’ assets, or (b) any corporation or partnership into which Hawkins may be merged or consolidated. The provisions of this Plan shall inure solely to the benefit of the Covered Executive.
6.7Cooperation by Covered Executive. The Covered Executive shall cooperate with Hawkins by furnishing any and all information reasonably requested by Hawkins in order to facilitate the payment of benefits hereunder.
6.8Withholding Taxes. Hawkins may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which Hawkins is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Covered Executive. The Covered Executive, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
6.9Compliance with Code § 409A. This Plan and the payments hereunder are intended to be exempt from or to satisfy the requirements of Code § 409A(a)(2), (3) and (4), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be interpreted and administered accordingly. Each payment under this Plan is intended to be treated as one of a series of separate payments for purposes of Code § 409A and Treas. Reg. § 1.409A-2(b)(2)(iii) (or any similar or successor provisions). To the extent that payments under this Plan are subject to Code § 409A and the Covered Executive is a “specified employee” (as defined in Code § 409A) as of the Date of Termination, distributions to the Covered Executive may not be made before the date that is six months after the Date of Termination or, if earlier, the date of the Covered Executive’s death. Payments to which the Covered Executive would otherwise be entitled during the first six months following the date of termination will be accumulated and paid on the first day of the seventh month following the Date of Termination (or the Covered Executive’s death, if earlier). To the extent that payments under this Plan are payments under a “reimbursement plan” subject to Code § 409A, the right to reimbursement may not be exchanged for cash or any other benefit, the amount of expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of any eligible expense shall be made pursuant to Hawkins’ normal policies and procedures for expense reimbursement, which shall be in any event no later than the last day of the calendar year following the calendar year in which the expense was incurred.
6.10Unfunded Plan. The Plan shall not be funded, and no Covered Executive shall have any right to, or interest in, any assets of Hawkins or its Affiliates or subsidiaries.

6.11Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
6.12Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Minnesota, without reference to the principles of conflict of laws and to the extent not superseded by the laws of the United States.<span>
6.13Jurisdiction and Venue. Any action involving claims of a breach of this Plan must be brought exclusively in the courts of the State of Minnesota and/or the United States District Court, District of Minnesota.
6.14Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.
6.15Notice. Any notice or filing required or permitted to be given to Hawkins under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as Hawkins may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
6.16Successors. This Plan shall be binding upon Hawkins and its successors and assigns. Hawkins shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume and agree to perform all of Hawkins’ obligations hereunder in the same manner and to the same extent that Hawkins would have been required to perform if no succession had taken place.

Appendix A

Tier	Salary Continuation Period
	Termination Without Cause (Not a Termination Due to Change In Control)	Termination Due to Change In Control
Tier 1	18 months	24 months
Tier 2	12 months	18 months